Exhibit 99.1

News Release
Greer Bancshares Incorporated	For Questions, Contact:
1111 West Poinsett Street	George Burdette, President and CEO
Greer, SC 29650	Phone: (864) 877-2000

William Russell
The Marketing Beacon, 864-430-8967

Greer Bancshares Incorporated Reports Second Quarter Profit

Results Mark Seventh Straight Profitable Quarter

Greer, SC - - July 22, 2013 - - Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported second quarter net income attributable to common shareholders of $7,761,000 or $3.12 per diluted common share as compared to the prior year second quarter net income of $1,119,000 or $0.45 per diluted common share. The current year quarter was aided significantly by a credit to the loan loss provision for $1,700,000, as well as a non-cash reversal of the deferred tax asset valuation allowance of $5,544,000. The non-cash reversal of the loan loss provision was reflective of a reduced loan portfolio size and improved loan portfolio credit quality metrics. The non-cash reversal of the deferred tax asset valuation allowance was reflective of sustained profitability and improved earnings that support the ability to utilize the deferred tax asset in the future.

As of June 30, 2013:

•	total assets were $370 million, up from $361 million at December 31, 2012;
•	total loans outstanding were $187 million, down from $196 million at December 31, 2012;
•	total deposits were $267 million, up from $261 million at December 31, 2012;
•	non-accrual loans were $3.6 million, down from $3.9 million at December 31, 2012; and
•	past-due loans were $3.8 million, up from $2.9 million at December 31, 2012.

“The positive momentum continues at Greer State Bank as we recognize our seventh consecutive quarter of profitable performance,” commented George Burdette, President and CEO of Greer State Bank. “We are pleased to be part of the growing Greer-area community and remain committed to serving local customers well.”

About Greer State Bank

Now in its twenty-fifth year of operations, Greer State Bank serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS. More information on Greer State Bank can be found on the company website at http://www.GreerStateBank.com.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties. For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this report.